Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Davia Temin or Trang Mar
Temin and Company
212-588-8788

SYMS Adds New Director

Secaucus, NJ – October 21, 2010 – Syms Corp (NASDAQ: SYMS), the leading off-price retailer, announced today that it has named branding veteran Beth Bronner to its board of directors. With significant experience managing high-profile brands, Ms. Bronner is currently a managing director at Mistral Equity Partners, a private equity firm specializing in the consumer and media sectors.

Prior to joining Mistral, Ms. Bronner was Global Chief Marketing Officer of Jim Beam Brands Worldwide, where she was a vital part of the integration of the Fortune Brands’ acquisition of Allied Domecq. She also served as President of consumer businesses for Revlon, Häagen-Dazs, and Sunbeam. Ms. Bronner currently serves on the board of directors of Assurant, Inc. and Jamba Juice.

“Beth brings to the board an outstanding track record of building and growing marquee brands,” says CEO and Chairman Marcy Syms. “Her wealth of experience in brand integration, market research, and managing change are valuable assets to Syms as we take our company into an historic new stage of growth.”

Syms is in the process of launching co-branded Filene’s Basement and Syms – fbSY – stores, with three stores opening last month in New York, following the first fbSYs in Massachusetts and Connecticut. This fall, Syms was named the nation’s fastest growing retail chain by the National Retail Federation and STORES magazine, topping their chart of the “Hot 100 Retailers.”

Syms Corp operates a chain of “off-price” apparel stores located predominantly on the East Coast under the Syms and Filene’s Basement names. Each Syms and Filene’s Basement store offers a broad range of first quality, in season merchandise bearing nationally recognized designer and brand-name labels.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Syms Corp and its subsidiaries that are based on the beliefs of Syms’ management, as well as assumptions made by and information currently available to Syms’ management. When used in this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions as they relate to Syms Corp and its subsidiaries, identify forward-looking statements. Such statements reflect the current views of Syms Corp with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for Syms’ and Filene’s Basement’s products, possible disruptions in Syms’ computer or telephone systems, possible work stoppages or increase in labor costs, effects of competition, the impact of integrating Filene’s Basement’s business and Syms Corp’s existing business, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates and borrowing costs, unanticipated increases in merchandise or occupancy costs, and other factors which may be outside control of Syms Corp. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Syms Corp or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

For further information, please contact Davia Temin or Trang Mar of Temin and Company at 212-588-8788 or news@teminandco.com.

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